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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                          DATE OF REPORT: MAY 20, 2003
                (Date of Earliest Event Reported: March 5, 2003)

                              ANR PIPELINE COMPANY
             (Exact name of registrant as specified in its charter)

           DELAWARE                         1-7320                        38-1281775
(State or other jurisdiction of    (Commission File Number)            (I.R.S. Employer
        incorporation)                                                Identification No.)

                                EL PASO BUILDING
                             1001 LOUISIANA STREET
                              HOUSTON, TEXAS 77002
               (Address of principal executive offices)(Zip Code)

       Registrant's telephone number, including area code (713) 420-2600

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

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     On March 5, 2003, American Natural Resources Company, our parent, contributed to us the common stock of El Paso Great Lakes, Inc. El Paso Great Lakes' principal asset is its effective 50 percent ownership interest in Great Lakes Gas Transmission Limited Partnership (Great Lakes), a Delaware limited partnership. It held this interest through a direct investment in the Great Lakes Gas Transmission Limited Partnership and indirectly through its investment in Great Lakes Gas Transmission Company. Great Lakes owns and operates an interstate natural gas pipeline system transporting natural gas for delivery to customers in the midwestern and northeastern United States and Canada. American Natural Resources contributed these assets contemporaneously with our issuance of $300 million of senior unsecured notes. We intend to continue to use the acquired Great Lakes assets in the same manner as they were used immediately prior to contribution.

ITEM 7. FINANCIAL STATEMENTS

     (a) Financial Statements of Businesses Acquired

     The contribution of El Paso Great Lakes Inc. was required to be accounted for as a transfer between entities under common control and treated in a manner similar to a pooling of interests. The following financial statements present our audited combined financial position and operating results with El Paso Great Lakes Inc. for all periods presented. See a further discussion of this presentation in Note 1 to the Combined Financial Statements.

     Below is a list of terms that are common to our industry and used throughout this document:

        /d     =   per day                          Bcf    =   billion cubic feet
        BBtu   =   billion British thermal units    MMcf   =   million cubic feet

     When we refer to cubic feet measurements, all measurements are at a pressure of 14.73 pounds per square inch.

     When we refer to "us", "we", "our", or "ours", we are describing ANR Pipeline Company and/or our subsidiaries.

                              ANR PIPELINE COMPANY

                         COMBINED STATEMENTS OF INCOME
                                 (IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2002     2001     2000
                                                              ------   ------   ------
Operating revenues..........................................  $ 544    $ 613    $ 621
                                                              -----    -----    -----
Operating expenses
  Operation and maintenance.................................    259      304      341
  Merger-related costs and asset impairment charges.........     --      359       --
  Depreciation, depletion and amortization..................     36       35       39
  Taxes, other than income taxes............................     28       28       17
                                                              -----    -----    -----
                                                                323      726      397
                                                              -----    -----    -----
Operating income (loss).....................................    221     (113)     224
Earnings from unconsolidated affiliates.....................     63       67       65
Net gain (loss) on the sale of investments..................     (1)      13       --
Other income................................................      7        4       16
Interest and debt expense...................................    (41)     (41)     (44)
Affiliated interest income, net.............................      6        8        8
                                                              -----    -----    -----
Income (loss) before income taxes and extraordinary items...    255      (62)     269
Income taxes................................................     92      (26)      92
                                                              -----    -----    -----
Income (loss) before extraordinary items....................    163      (36)     177
Extraordinary items, net of income taxes....................     --       (2)      --
                                                              -----    -----    -----

Net income (loss)...........................................  $ 163    $ (38)   $ 177
                                                              =====    =====    =====

                            See accompanying notes.

                              ANR PIPELINE COMPANY

                            COMBINED BALANCE SHEETS
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                               DECEMBER 31,
                                                              ---------------
                                                               2002     2001
                                                              ------   ------
                                   ASSETS
Current assets
  Cash and cash equivalents.................................  $   --   $   --
  Accounts and notes receivable
     Customer, net of allowance of $2 in 2002 and $3 in
      2001..................................................      39       46
     Affiliates.............................................      14      419
     Other..................................................       5        6
  Materials and supplies....................................      23       19
  Other.....................................................       8       22
                                                              ------   ------
          Total current assets..............................      89      512
                                                              ------   ------
Property, plant and equipment, at cost......................   3,599    3,562
Less accumulated depreciation, depletion and amortization...   2,192    2,177
                                                              ------   ------
          Total property, plant and equipment, net..........   1,407    1,385
                                                              ------   ------
Other assets
  Investment in unconsolidated affiliates...................     312      299
  Notes receivable from affiliates..........................     560       --
  Other.....................................................      11        6
                                                              ------   ------
                                                                 883      305
                                                              ------   ------
          Total assets......................................  $2,379   $2,202
                                                              ======   ======
                    LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Accounts and notes payable
     Trade..................................................  $   28   $   20
     Affiliates.............................................      10       48
     Other..................................................      38       45
  Interest payable..........................................       9        9
  Taxes payable.............................................      56       64
  Other payable to affiliate................................       8       --
  Other.....................................................      21       12
                                                              ------   ------
          Total current liabilities.........................     170      198
                                                              ------   ------
Long-term debt..............................................     511      498
                                                              ------   ------
Other liabilities
  Deferred income taxes.....................................     267      203
  Payable to affiliates.....................................     196      204
  Other.....................................................      52       80
                                                              ------   ------
                                                                 515      487
                                                              ------   ------
Commitments and contingencies

Stockholder's equity
  Common stock, par value $1 per share; authorized and
     issued 1,000 shares at December 31, 2002, and par value
     $100 per share; authorized and issued 1,000 shares at
     December 31, 2001......................................      --       --
  Additional paid-in capital................................     599      598
  Retained earnings.........................................     584      421
                                                              ------   ------
          Total stockholder's equity........................   1,183    1,019
                                                              ------   ------
          Total liabilities and stockholder's equity........  $2,379   $2,202
                                                              ======   ======

                            See accompanying notes.

                              ANR PIPELINE COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2002     2001     2000
                                                              ------   ------   ------
Cash flows from operating activities
  Net income (loss).........................................  $ 163    $ (38)   $ 177
  Adjustments to reconcile net income (loss) to net cash
     from operating activities
     Depreciation, depletion and amortization...............     36       35       39
     Deferred income tax expense (benefit)..................     64      (60)      40
     Net (gain) loss on the sale of investments.............      1      (13)      --
     (Undistributed earnings) distributions in excess of
      earnings of unconsolidated affiliates.................    (16)     (11)      57
     Non-cash portion of merger-related costs...............     --      232       --
     Extraordinary items....................................     --        2       --
     Other..................................................     --       11       --
     Working capital changes, net of non-cash transactions
       Accounts receivable..................................      9       83      (86)
       Accounts payable.....................................    (37)      31      (15)
       Taxes payable........................................     (8)       2      (11)
       Other working capital changes
          Assets............................................     20      (75)      73
          Liabilities.......................................     (2)      86       (7)
     Non-working capital changes
       Assets...............................................     (8)      (2)      31
       Liabilities..........................................    (16)     (69)     (19)
                                                              -----    -----    -----
       Net cash provided by operating activities............    206      214      279
                                                              -----    -----    -----
Cash flows from investing activities
  Additions to property, plant and equipment................   (113)    (111)    (101)
  Net proceeds from the sale of assets......................     50       --       --
  Net proceeds from the sale of investments.................      2       75       --
  Return of capital from investments........................      1       61       --
  Change in notes receivable from affiliates................   (157)    (214)     (48)
  Other.....................................................     (3)       4        3
                                                              -----    -----    -----
       Net cash used in investing activities................   (220)    (185)    (146)
                                                              -----    -----    -----
Cash flows from financing activities
  Dividends paid............................................     --      (30)    (133)
  Net proceeds from the issuance of long-term debt..........     13       --       --
  Other.....................................................      1       --       (2)
                                                              -----    -----    -----
       Net cash provided by (used in) financing
        activities..........................................     14      (30)    (135)
                                                              -----    -----    -----
Decrease in cash and cash equivalents.......................     --       (1)      (2)
Cash and cash equivalents
  Beginning of period.......................................     --        1        3
                                                              -----    -----    -----
  End of period.............................................  $  --    $  --    $   1
                                                              =====    =====    =====

                            See accompanying notes.

                              ANR PIPELINE COMPANY

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                 COMMON STOCK     ADDITIONAL                  TOTAL
                                                ---------------    PAID-IN     RETAINED   STOCKHOLDER'S
                                                SHARES   AMOUNT    CAPITAL     EARNINGS      EQUITY
                                                ------   ------   ----------   --------   -------------
January 1, 2000...............................  1,000     $ --       $596        $445        $1,041
  Net income..................................     --       --         --         177           177
  Cash dividend...............................     --       --         --        (133)         (133)
                                                -----     ----       ----        ----        ------
December 31, 2000.............................  1,000       --        596         489         1,085
  Net loss....................................     --       --         --         (38)          (38)
  Allocated tax benefit of El Paso equity
     plans....................................     --       --          2          --             2
  Cash dividend...............................     --       --         --         (30)          (30)
                                                -----     ----       ----        ----        ------
December 31, 2001.............................  1,000       --        598         421         1,019
  Net income..................................     --       --         --         163           163
  Allocated tax benefit of El Paso equity
     plans....................................     --       --          1          --             1
                                                -----     ----       ----        ----        ------
December 31, 2002.............................  1,000     $ --       $599        $584        $1,183
                                                =====     ====       ====        ====        ======

                            See accompanying notes.

                              ANR PIPELINE COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     In March 2003, American Natural Resources Company, our parent, contributed to us all of the common stock of its wholly owned subsidiary, El Paso Great Lakes, Inc. El Paso Great Lakes, Inc. had a net book value at the time of its contribution of approximately $247 million. El Paso Great Lakes Inc.'s principal asset was its effective 50 percent interest in Great Lakes Gas Transmission Limited Partnership, a Delaware limited partnership. It held this interest through direct investment in the Great Lakes Gas Transmission Limited Partnership and indirectly through its 50 percent ownership of Great Lakes Gas Transmission Company. Since both El Paso Great Lakes, Inc. and our common stock were owned by El Paso at the time of the contribution, we were required to reflect the contribution at its historical cost and include its operating results in our financial statements for all periods presented, in a manner similar to a pooling of interests. Our combined financial statements reflect our ownership of El Paso Great Lakes, Inc. in the earliest period presented in our historical results. In addition, our financial statements for prior periods also include reclassifications that were made to conform to the current year presentation. Those reclassifications had no impact on reported net income or stockholder's equity. The contribution of El Paso Great Lakes Inc. impacted our net income (loss) for the years ended December 31, 2002, 2001 and 2000 as follows.

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              2002   2001   2000
                                                              ----   ----   ----
                                                                (IN MILLIONS)
Net income (loss)
  Historical................................................  $120   $(76)  $139
  El Paso Great Lakes, Inc. ................................    43     38     38
                                                              ----   ----   ----
     Combined net income (loss).............................  $163   $(38)  $177
                                                              ====   ====   ====

     The contribution of El Paso Great Lakes Inc. did not impact our historically reported revenues or extraordinary items in any period presented.

  Principles of Combination

     Our combined financial statements include the accounts of all majority-owned controlled subsidiaries after the elimination of all significant intercompany accounts and transactions. We consolidate entities when we have the ability to control the operating and financial decisions and policies of that entity. Where we can exert significant influence over, but do not control, those policies and decisions, we apply the equity method of accounting. We use the cost method of accounting where we are unable to exert significant influence over the entity. The determination of our ability to control or exert significant influence over an entity involves the use of judgment of the extent of our control or influence and that of the other equity owners or participants of the entity.

  Use of Estimates

     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts we report as assets, liabilities, revenues and expenses and our disclosures in these financial statements. Actual results can, and often do, differ from those estimates.

 Accounting for Regulated Operations

     Our natural gas pipeline is subject to the regulations and accounting procedures of the FERC in accordance with the Natural Gas Act of 1938 and Natural Gas Policy Act of 1978. In 1996 we discontinued the application of regulatory accounting principles under SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. SFAS No. 71 provides that rate regulated enterprises account for and report assets and liabilities in the same manner in which regulators establish rates, if those rates are designed to recover the costs of providing the regulated service and if it is reasonable to assume that those rates can be charged and collected. While our rates are designed to recover our costs, our ability to extend or re-market expiring contracts is highly dependent on competitive alternatives at the time these contracts are extended or expire. Currently, a substantial portion of our revenues are under contracts that are discounted at rates below the maximum rates, and as a result, we do not apply this standard. We will continue to evaluate the application of regulatory accounting principles based on on-going changes in the regulatory and economic environment and further actions in current and future rate cases or settlements.

  Cash and Cash Equivalents

     We consider short-term investments with an original maturity of less than three months to be cash equivalents.

  Allowance for Doubtful Accounts

     We establish provisions for losses on accounts receivable and for natural gas imbalances due from shippers and operators if we determine that we will not collect all or part of the outstanding balance. We regularly review collectibility and establish or adjust our allowance as necessary using the specific identification method.

  Materials and Supplies

     We value materials and supplies at the lower of cost or market value with cost determined using the average cost method.

  Natural Gas Imbalances

     Natural gas imbalances occur when the actual amount of natural gas delivered from or received by a pipeline system or storage facility differs from the contractual amount of gas delivered or received. We value these imbalances due to or from shippers and operators at an appropriate index price. Imbalances are settled in cash or made up in-kind, subject to the terms of our tariff.

     Imbalances due from others are reported in our balance sheet as either accounts receivable from customers or accounts receivable from affiliates. Imbalances owed to others are reported on the balance sheet as either trade accounts payable or accounts payable to affiliates. In addition, we classify all imbalances as current.

  Property, Plant and Equipment

     Our property, plant and equipment is recorded at its original cost of construction or, upon acquisition, at the fair value of the assets acquired. We capitalize direct costs, such as labor and materials, and indirect costs, such as overhead and interest. We capitalize the major units of property replacements or improvements and expense minor items.

     We provide for depreciation of property, plant and equipment on a straight-line basis. The remaining depreciable life of our pipeline and storage assets is approximately 50 years and the depreciable lives of other assets range from 5 to 20 years.

     When we retire property, plant and equipment, we reduce property, plant and equipment for the asset's original cost, less accumulated depreciation and salvage value. Any remaining amount is charged as a gain or loss to income.

     At December 31, 2002 and 2001, we had approximately $61 million and $59 million of construction work in progress included in our property, plant and equipment.

     We capitalize a carrying cost on funds invested in our construction of long-lived assets. This carrying cost includes a return on the investment financed by debt (capitalized interest). The capitalized interest is calculated based on our average cost of debt. Debt amounts capitalized during the years ended December 31, 2002, 2001 and 2000, were $3 million, $3 million and $2 million. These amounts are included as a reduction of interest expense in our income statement. Capitalized carrying cost for debt is reflected as an increase in the cost of the asset on our balance sheet.

  Asset Impairments

     We apply the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to account for asset impairments. Under this standard, we evaluate an asset for impairment when events or circumstances indicate that a long-lived asset's carrying value may not be recovered. These events include market declines, changes in the manner in which we intend to use an asset or decisions to sell an asset and adverse changes in the legal or business environment such as adverse actions by regulators. At the time we decide to exit an activity or sell a long-lived asset or group of assets, we adjust the carrying value of these assets downward, if necessary, to the estimated sales price, less costs to sell. We also classify these assets as either held for sale or as discontinued operations, depending on whether they have independently determinable cash flows.

  Revenue Recognition

     Our revenues consist primarily of transportation and storage services and sales under natural gas sales contracts. For our transportation and storage services, we recognize reservation revenues on firm contracted capacity ratably over the contract period. For interruptible or volumetric based services, we record revenues when we complete the delivery of natural gas to the agreed upon delivery point and when gas is injected or withdrawn from the storage facility. We record revenues on natural gas sales contracts when we physically deliver gas to an agreed upon receipt point. Revenues in all services are generally based on the thermal quantity of gas delivered or subscribed at a price specified in the contract. We are subject to FERC regulations and, as a result, revenues we collect may possibly be refunded in a final order of a future rate proceeding or as a result of a rate settlement. We establish reserves for these potential refunds.

  Environmental Costs and Other Contingencies

     We record liabilities when our environmental assessments indicate that remediation efforts are probable, and the costs can be reasonably estimated. We recognize a current period expense for the liability when the clean-up efforts do not benefit future periods. We capitalize costs that benefit more than one accounting period, except in instances where separate agreements or legal and regulatory guidelines dictate otherwise. Estimates of our liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into account the likely effects of inflation and other societal and economic factors, and include estimates of associated legal costs. These amounts also consider prior experience in remediating contaminated sites, other companies' clean-up experience and data released by the Environmental Protection Agency (EPA) or other organizations. These estimates are subject to revision in future periods based on actual costs or new circumstances and are included in our balance sheet in other current and long-term liabilities at their undiscounted amounts. We evaluate recoveries from insurance coverage, rate recovery, government sponsored and other programs separately from our liability and, when recovery is assured, we record and report an asset separately from the associated liability in our financial statements.

     We recognize liabilities for other contingencies when we have an exposure that, when fully analyzed, indicates it is both probable that an asset has been impaired or that a liability has been incurred and the amount of impairment or loss can be reasonably estimated. Funds spent to remedy these contingencies are charged against a reserve, if one exists, or expensed. When a range of probable loss can be estimated, we accrue the most likely amount or at least the minimum of the range of probable loss.

  Income Taxes

     We report current income taxes based on our taxable income and we provide for deferred income taxes to reflect estimated future tax payments and receipts. Deferred taxes represent the tax impacts of differences between the financial statement and tax bases of assets and liabilities and carryovers at each year end. We account for tax credits under the flow-through method, which reduces the provision for income taxes in the year the tax credits first become available. We reduce deferred tax assets by a valuation allowance when, based on our estimates, it is more likely than not that a portion of those assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision, either up or down, in future periods based on new facts or circumstances.

     El Paso maintains a tax accrual policy to record both regular and alternative minimum taxes for companies included in its consolidated federal income tax return. The policy provides, among other things, that (i) each company in a taxable income position will accrue a current expense equivalent to its federal income tax, and (ii) each company in a tax loss position will accrue a benefit to the extent its deductions, including general business credits, can be utilized in the consolidated return. El Paso pays all federal income taxes directly to the IRS and, under a separate tax billing agreement, El Paso may bill or refund its subsidiaries for their portion of these income tax payments. Prior to 2002, we had a tax sharing agreement with El Paso CGP which had similar provisions.

  New Accounting Pronouncements Issued But Not Yet Adopted

     As of December 31, 2002, there were a number of accounting standards and interpretations that had been issued, but not yet adopted by us. Below is a discussion of the more significant standards that could impact us.

     Accounting for Costs Associated with Exit or Disposal Activities. In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement requires us to recognize costs associated with exit or disposal activities when they are incurred rather than when we commit to an exit or disposal plan. Examples of costs covered by this guidance include lease termination costs, employee severance costs associated with a restructuring, discontinued operations, plant closings or other exit or disposal activities. We adopted the standard on January 1, 2003. There was no initial financial statement impact of adopting this standard.

     Accounting for Guarantees. In November 2002, the FASB issued FIN No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation requires that companies record a liability for all guarantees issued after January 31, 2003, including financial, performance, and fair value guarantees. This liability is recorded at its fair value upon issuance, and does not affect any existing guarantees issued before December 31, 2002. We adopted the standard on January 1, 2003. There was no initial financial statement impact of adopting this standard.

2. DIVESTITURES

     In November 2002, we completed the sale of our Typhoon offshore natural gas gathering pipeline to El Paso Energy Partners, L.P., our affiliate. The Typhoon pipeline consists of a 35-mile, 20-inch natural gas pipeline that originates on the Chevron/BHP "Typhoon" platform in the Green Canyon area of the Gulf of Mexico and extends to our Patterson system in Eugene Island Block 371. Proceeds from this sale were approximately $50 million in cash, and we did not recognize any gain or loss.

3. MERGER-RELATED COSTS

     During the year ended December 31, 2001, we incurred merger-related costs of $359 million associated with El Paso's merger with our parent company, Coastal (now known as El Paso CGP), as follows (in millions):

                                                              2001
                                                              ----
Employee costs..............................................  $ 62
Business integration costs..................................   275
Merger-related asset impairments............................    14
Other.......................................................     8
                                                              ----
                                                              $359
                                                              ====

     Employee costs of $62 million consisted of severance, retention and transition costs, including pension and postretirement benefits settled and curtailed under existing benefit plans for severed employees and early retirees that occurred as a result of El Paso's merger-related workforce reduction and consolidation. Following the merger, approximately 900 full-time positions were eliminated through a combination of early retirements and terminations. Pension and post-retirement benefits were accrued on the merger date and will be paid over the applicable benefit periods of the terminated and retired employees. All other employee-related costs were expensed as incurred and were paid in the first and second quarters of 2001. Our business integration costs of $275 million are primarily associated with relocating our headquarters from Detroit, Michigan, to Houston, Texas, and include lease related costs, write-offs of leasehold improvements, asset impairments and other charges related to combining our operations with El Paso. Merger-related asset impairments relate to several pipeline projects that were discontinued following the merger with El Paso. These items were expensed as incurred.

4. INCOME TAXES

     The following table reflects the components of income tax expense (benefit) included in income (loss) before extraordinary items for each of the three years ended December 31:

                                                              2002    2001    2000
                                                              ----    ----    ----
                                                                 (IN MILLIONS)
Current
  Federal...................................................  $25     $ 34    $54
  State.....................................................    3       --     (2)
                                                              ---     ----    ---
                                                               28       34     52
                                                              ---     ----    ---
Deferred
  Federal...................................................   62      (56)    38
  State.....................................................    2       (4)     2
                                                              ---     ----    ---
                                                               64      (60)    40
                                                              ---     ----    ---
          Total income tax expense (benefit)................  $92     $(26)   $92
                                                              ===     ====    ===

     Our income tax expense (benefit) included in income (loss) before extraordinary items differs from the amount computed by applying the statutory federal income tax rate of 35 percent for the following reasons at December 31:

                                                              2002   2001   2000
                                                              ----   ----   ----
                                                                (IN MILLIONS)
Income tax expense (benefit) at the statutory federal rate
  of 35%....................................................  $89    $(22)  $94
Items creating rate differences:
  State income tax, net of federal income tax benefit.......    3      (3)   --
  Other.....................................................   --      (1)   (2)
                                                              ---    ----   ---
Income tax expense (benefit)................................  $92    $(26)  $92
                                                              ===    ====   ===
Effective tax rate..........................................  36%     42%   34%
                                                              ===    ====   ===

     The following are the components of our net deferred tax liability as of December 31:

                                                              2002    2001
                                                              -----   -----
                                                              (IN MILLIONS)
Deferred tax liabilities
  Property, plant and equipment.............................   278     242
  Investment in unconsolidated affiliates...................    82      70
  Other assets..............................................    25      49
                                                              ----    ----
     Total deferred tax liability...........................   385     361
                                                              ----    ----
Deferred tax assets
  Employee benefits and deferred compensation obligations...    18      27
  Environmental liability...................................    10       6
  Lease liability...........................................    79     104
  U.S. net operating loss carryovers........................    --       7
  Other liabilities.........................................    14      16
                                                              ----    ----
     Total deferred tax asset...............................   121     160
                                                              ----    ----
Net deferred tax liability..................................  $264    $201
                                                              ====    ====

     Under El Paso's tax accrual policy, we are allocated the tax benefit associated with our employees' exercise of non-qualified stock options and the vesting of restricted stock as well as restricted stock dividends. This allocation reduced taxes payable by $1 million in 2002 and $2 million in 2001. These benefits are included in additional paid-in capital in our balance sheet.

5. EXTRAORDINARY ITEMS

     As a result of El Paso's January 2001 merger with Coastal, Deepwater Holdings Inc., our unconsolidated affiliate, was required, under a Federal Trade Commission order, to dispose of its interests in the Stingray and U-T Offshore pipeline systems, and we were required to dispose of our 16 percent interest in the Iroquois pipeline system. Net proceeds from these sales in 2001 were approximately $65 million, and we recognized an extraordinary loss of approximately $2 million, net of $2 million in income taxes.

6. FINANCIAL INSTRUMENTS

  Fair Value of Financial Instruments

     As of December 31, 2002, and 2001, the carrying amounts of cash and cash equivalents, short-term borrowings, and trade receivables and payables are representative of fair value because of the short-term maturity of these instruments.

     The carrying amounts and estimated fair values of our financial instruments are as follows at December 31:

                                                                  2002                   2001
                                                           -------------------    -------------------
                                                           CARRYING     FAIR      CARRYING     FAIR
                                                            AMOUNT    VALUE(1)     AMOUNT    VALUE(1)
                                                           --------   --------    --------   --------
                                                                         (IN MILLIONS)
Balance sheet financial instruments:
  Long-term debt, including current maturities(1)........    $511       $466        $498       $537

---------------
(1) We estimated the fair value of debt with fixed interest rates based on quoted market prices for the same or similar issues.

7. LONG-TERM DEBT

     Our long-term debt outstanding consisted of the following at December 31:

                                                              2002    2001
                                                              -----   -----
                                                              (IN MILLIONS)
9.625% Debentures due 2021..................................  $300    $300
7.375% Debentures due 2024..................................   125     125
7.00% Debentures due 2025...................................    75      75
13.75% Note due 2010........................................    13      --
                                                              ----    ----
                                                               513     500
Less: Unamortized discount..................................     2       2
                                                              ----    ----
     Long-term debt.........................................  $511    $498
                                                              ====    ====

     None of our long-term debt matures within the next five years. The holders of the $75 million 7.00% debentures due 2025, maintain the option to require us to redeem their debentures at par value in 2005. We also have indentures that contain cross-acceleration provisions which, if triggered, could result in the acceleration of our debt. In the fourth quarter of 2002, we incurred approximately $13 million of debt due 2010 pursuant to our assumption of El Paso CNG Company's, our affiliate, loan with The Variable Annuity Life Insurance Company.

     In March 2003, we issued $300 million of unsecured senior notes with an annual interest rate of 8.875%. The notes mature in 2010. Net proceeds of $288 million were used to pay off intercompany payables of $263 million. The remaining net proceeds of $25 million were retained for capital expenditure requirements. See Notes 9, 13 and 14 for a further discussion of transactions entered into as a result of the issuance.

     In April 2003, El Paso entered into a new $3 billion revolving credit facility, with a $1.5 billion letter of credit sublimit, which matures in June 2005. This facility replaces the previous $3 billion, revolving credit facility. El Paso's existing $1 billion revolving credit facility, which matures in August 2003, and approximately $1 billion of other financing arrangements (including leases, letters of credit and other facilities) were also amended to conform El Paso's obligations to the new $3 billion revolving credit facility. We, along with our affiliates, Tennessee Gas Pipeline Company, El Paso Natural Gas Company, and El Paso, are borrowers under the $3 billion revolving credit facility.

     El Paso's equity in several of its subsidiaries, including us, collateralizes the revolving credit facility and the other financing arrangements. We are only liable for amounts we borrow under revolving credit facility. The revolving credit facilities have a borrowing cost of LIBOR plus 350 basis points and letter of credit fees of 350 basis points. The key financial covenant is a requirement that El Paso maintain a debt to capital ratio, as defined in the revolving credit facilities, not to exceed 75 percent. We and the other pipeline company borrowers cannot incur incremental debt if the incurrence of debt would cause our debt to EBITDA ratio, as defined in the revolving credit facilities, to exceed 5 to 1. The proceeds from the issuance of debt by the pipeline company borrowers can be used only for maintenance and expansion capital expenditures or investments in other FERC-regulated assets and to refinance existing debt. As of March 31, 2003, $1.5 billion was outstanding under the $3 billion facility, none of which was borrowed directly by us.

8. COMMITMENTS AND CONTINGENCIES

  Legal Proceedings

     Grynberg. In 1997, we and a number of our affiliates were named defendants in actions brought by Jack Grynberg on behalf of the U.S. Government under the False Claims Act. Generally, these complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands, which deprived the U.S. Government of royalties. The plaintiff in this case seeks royalties that he contends the government should have received had the volume and heating value of natural gas produced from royalty properties been differently measured, analyzed, calculated and reported, together with interest, treble damages, civil penalties, expenses and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. These matters have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming, filed June 1997). In May 2001, the court denied the defendants' motions to dismiss. Discovery is proceeding. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.

     Will Price (formerly Quinque). We and a number of our affiliates were named defendants in Quinque Operating Company, et al v. Gas Pipelines and Their Predecessors, et al, filed in 1999 in the District Court of Stevens County, Kansas. Quinque has been dropped as a plaintiff and Will Price has been added. This class action complaint alleges that the defendants mismeasured natural gas volumes and heating content of natural gas on non-federal and non-Native American lands. The plaintiff in this case seeks certification of a nationwide class of natural gas working interest owners and natural gas royalty owners to recover royalties that the plaintiff contends these owners should have received had the volume and heating value of natural gas produced from their properties been differently measured, analyzed, calculated and reported, together with prejudgment and postjudgment interest, punitive damages, treble damages, attorney's fees, costs and expenses, and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. Plaintiff's motion for class certification was denied on April 10, 2003. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.

     In addition to the above matters, we are also a named defendant in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business.

     For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. As of December 31, 2002, we had approximately $2 million accrued for all outstanding legal matters.

  Environmental Matters

     We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. As of December 31, 2002, we had accrued approximately $26 million for expected remediation costs and associated onsite, offsite and groundwater technical studies and for related environmental legal costs, which we anticipate incurring through 2027. Below is a reconciliation of our accrued liability as of December 31, 2001 to our accrued liability as of December 31, 2002:

                                                              2002    2001
                                                              -----   -----
                                                              (IN MILLIONS)
Balance as of January 1.....................................   $16     $ 9
Additions/adjustments for remediation activities............    13       8
Payments for remediation activities.........................    (2)     (1)
Other changes, net..........................................    (1)     --
                                                               ---     ---
Balance as of December 31...................................   $26     $16
                                                               ===     ===

     Included in our operation and maintenance costs for the twelve months ended December 31, 2001 were approximately $8 million in additional environmental remediation liabilities related to a change in estimate. This change arose as a result of an evaluation of our ongoing remediation projects and conforming the operating strategies of our company following our parent's merger with El Paso.

     Our 2002 additions for remediation activities, primarily relate to additional reserves for Michigan Section 201, EPA, Superfund costs, polychlorinated biphenyls (PCBs), hydrocarbon, and other environmental-related costs.

     In addition, we expect to make capital expenditures for environmental matters of approximately $34 million in the aggregate for the years 2003 through 2007. These expenditures primarily relate to compliance with clean air regulations. For 2003, we estimate that our total remediation expenditures will be approximately $4 million, which primarily will be expended under government directed clean-up plans.

     CERCLA Matters. We have received notice that we could be designated, or have been asked for information to determine whether we could be designated, as a Potentially Responsible Party (PRP) with respect to four active sites under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) or state equivalents. We have sought to resolve our liability as a PRP at these sites through indemnification by third parties and settlements which provide for payment of our allocable share of remediation costs. As of December 31, 2002, we have estimated our share of the remediation costs at these sites to be approximately $1 million. Since the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, and because in some cases we have asserted a defense to any liability, our estimates could change. Moreover, liability under the federal CERCLA statute is joint and several, meaning that we could be required to pay in excess of our pro rata share of remediation costs. Our understanding of the financial strength of other PRPs has been considered, where appropriate, in estimating our liabilities.

     It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties relating to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe the reserves are adequate.

  Rates and Regulatory Matters

     Order No. 637. Order No. 637 made five major changes to the structure of pipeline tariffs and services, and required a compliance filing by each pipeline. Among the changes, order No. 637 impacted the manner in which pipelines conduct their operational activities, including how they release capacity, segment capacity, manage imbalance services, issue operational flow orders, and impose pipeline penalties. We filed our compliance proposal in June 2000, and subsequently filed an Offer of Settlement in July 2001. On December 2, 2002, we sought rehearing of an October 31, 2002 FERC order responding to the United States Court of Appeals for the District of Columbia Circuit's order remanding various aspects of order No. 637. In December 2001, the FERC approved the Settlement subject to certain modifications and conditions. Due to the modifications and conditions, and after meeting with parties to our Order No. 637 proceeding, we submitted a modified Settlement for approval by the FERC.

     On April 9, 2003, the FERC issued an order accepting the modified Settlement, but requiring further changes and in particular rejecting our proposed limitations on the ability of certain Replacement Shippers to use segmenting to reserve point capacity and, therefore, firm capacity on a primary firm basis. On April 24, 2003, we advised the FERC that, due to the required changes, we were unwilling to accept the settlement as modified by its April 9 Order. On May 8, 2003, we met with parties to the proceeding to determine whether the Settlement can be preserved through further negotiations. Those negotiations are continuing and meanwhile on May 9, 2003, we filed for rehearing of the April 9 order. We cannot predict the outcome of such negotiations or our requests for rehearing.

     Marketing Affiliate NOPR. In September 2001, the FERC issued a Notice of Proposed Rulemaking (NOPR). The NOPR proposes to apply the standards of conduct governing the relationship between interstate pipelines and marketing affiliates to all energy affiliates. The proposed regulations, if adopted by the FERC, would dictate how we conduct business and interact with our energy affiliates. In December 2001, we filed comments with the FERC addressing our concerns with the proposed rules. A public hearing was held on May 21, 2002, providing an opportunity to comment further on the NOPR. Following the hearing, additional comments were filed by El Paso's pipelines and others. At this time, we cannot predict the outcome of the NOPR, but adoption of the regulations in their proposed form would, at a minimum, place additional administrative and operational burdens on us.

     Negotiated Rate NOI.  In July 2002, the FERC issued a Notice of Inquiry
(NOI) that seeks comments regarding its 1996 policy of permitting pipelines to enter into negotiated rate transactions. We have entered into these transactions over the years, and the FERC is now reviewing whether negotiated rates should be capped, whether or not the "recourse rate" (a cost-of-service based rate) continues to safeguard against a pipeline exercising market power and other issues related to negotiated rate programs. On September 25, 2002, El Paso's pipelines and others filed comments. Reply comments were filed on October 25, 2002. At this time, we cannot predict the outcome of this NOI.

     Cash Management NOPR. On August 1, 2002, the FERC issued a NOPR requiring that all cash management or money pool arrangements between a FERC regulated subsidiary and a non-FERC regulated parent must be in writing, and set forth the duties and responsibilities of cash management participants and administrators; the methods of calculating interest and for allocating interest income and expenses; and the restrictions on deposits or borrowings by money pool members. The NOPR also requires specified documentation for all deposits into, borrowings from, interest income from, and interest expenses related to, these arrangements. Finally, the NOPR proposes that as a condition of participating in a cash management or money pool arrangement, the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent, and the FERC regulated entity and its parent maintain investment grade credit ratings. On August 28, 2002, comments were filed. The FERC held a public conference on September 25, 2002 to discuss the issues raised in the comments. Representatives of companies from the gas and electric industries participated on a panel and uniformly agreed that the proposed regulations should be revised substantially and that the proposed capital balance and investment grade credit rating requirements would be excessive. At this time, we cannot predict the outcome of this NOPR.

     Also on August 1, 2002, the FERC's Chief Accountant issued an Accounting Release, which was effective immediately. The Accounting Release provides guidance on how companies should account for money pool arrangements and the types of documentation that should be maintained for these arrangements. However, it did not address the proposed requirements that the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent and that the entity and its parent have investment grade credit ratings. Requests for rehearing were filed on August 30, 2002. The FERC has not yet acted on the rehearing requests.

     Emergency Reconstruction of Interstate Natural Gas Facilities NOPR. On January 17, 2003, FERC issued a NOPR proposing, in emergency situations, to (1) expand the scope of construction activities authorized under a pipeline's blanket certificate to allow replacement of mainline facilities; (2) authorize a pipeline to commence reconstruction of the affected system without a waiting period; and (3) authorize automatic approval of construction that would be above the normal cost ceiling. Comments on the NOPR were filed on February 27, 2003. At this time, we cannot predict the outcome of this rulemaking.

     Pipeline Safety Notice of Proposed Rulemaking. On January 28, 2003, the U.S. Department of Transportation issued a NOPR proposing to establish a rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the notice refers to as "high consequence areas." The proposed rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002, a new bill signed into law in December 2002.

Comments on the NOPR were filed on April 30, 2003. At this time, we cannot predict the outcome of this rulemaking.

     FERC Inquiry. On February 26, 2003, El Paso received a letter from the Office of the Chief Accountant at the FERC requesting details of its announcement of 2003 asset sales and plans for us and our pipeline affiliate to issue a combined $700 million of long-term notes. The letter requested that El Paso explain how it intended to use the proceeds from the issuance of the notes and if the notes will be included in the two regulated companies' capital structure for rate-setting purposes. Our response to the FERC was filed on March 12, 2003, and we fully responded to the request. On April 2, 2003, we received an additional request for information, which we fully responded to on April 15, 2003.

     While the outcome of our outstanding legal matters, environmental matters and rates and regulatory matters cannot be predicted with certainty, based on current information and our existing accruals, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, operating results or cash flows. However, it is possible that new information or future developments could require us to reassess our potential exposure related to these matters. It is also possible that the outcome of these matters could impair our credit rating and that of our parent. Further, for environmental matters, it is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As new information for our outstanding legal matters, environmental matters and rates and regulatory matters becomes available, or relevant developments occur, we will review our accruals and make any appropriate adjustments. The impact of these changes may have a material effect on our results of operations, our financial position, and on our cash flows in the period the event occurs.

  Capital Commitments and Purchase Obligations

     At December 31, 2002, we had capital and investment commitments of $12 million for 2003. Our other planned capital investment projects are discretionary in nature, with no substantial capital commitments made in advance of the actual expenditures. In addition, we have entered into unconditional purchase obligations for products and services totaling $246 million at December 31, 2002. Our annual obligations under these agreements are $34 million for 2003, $23 million for each of the years 2004 through 2007 and $120 million in total thereafter.

  Operating Leases

     We lease property, facilities and equipment under various operating leases. Minimum future annual rental commitments at December 31, 2002, were as follows:(1)

                        YEAR ENDING
                        DECEMBER 31,                          OPERATING LEASES
------------------------------------------------------------  ----------------
                                                              (IN MILLIONS)
   2003.....................................................        $ 5
   2004.....................................................          4
   2005.....................................................          3
   2006.....................................................          3
   2007.....................................................          2
   Thereafter...............................................          6
                                                                    ---
          Total.............................................        $23
                                                                    ===

---------------
(1) These amounts exclude our proportional share of minimum annual rental commitments paid by our parent, which are allocated to us through an overhead allocation.

     Rental expense on our operating leases for each of the year ended December 31, 2002, 2001 and 2000 was $6 million, $12 million and $20 million.

9. CAPITAL STOCK

     On March 7, 2002, our Board of Directors approved and we filed an amended and restated certificate of incorporation, changing our authorized shares of stock to 1,000 shares of common stock, with a par value of $1 per share. This action and the reclassification did not impact our total equity. As of December 31, 2001, we had 1,000 authorized and issued shares with a par value of $100 per share. In February 2003, we made a non-cash distribution of $400 million of our outstanding affiliated receivables to our parent. See Notes 7, 13 and 14 for a further discussion of transactions entered into related to the issuance.

10. RETIREMENT BENEFITS

  Pension and Retirement Benefits

     El Paso maintains a pension plan to provide benefits as determined under a cash balance formula covering substantially all of its U.S. employees, including our employees. El Paso also maintains a defined contribution plan covering its U.S. employees, including our employees. Prior to May 1, 2002, El Paso matched 75 percent of participant basic contributions up to 6 percent, with matching contributions being made to the plan's stock fund, which participants could diversify at any time. After May 1, 2002, the plan was amended to allow for matching contributions to be invested in the same manner as that of participant contributions. Effective March 1, 2003, El Paso suspended the matching contribution. El Paso is responsible for benefits accrued under its plans and allocates the related costs to its affiliates. See Note 13 for a summary of transactions with affiliates.

     Prior to our merger with El Paso, Coastal provided non-contributory pension plans covering substantially all of its U.S. employees, including our employees. On April 1, 2001, this plan was merged into El Paso's existing cash balance plan. Our employees who were participants in this plan on March 31, 2001 receive the greater of cash balance benefits under the El Paso plan or Coastal's plan benefits accrued through March 31, 2006.

  Other Postretirement Benefits

     As a result of El Paso's merger with Coastal, we offered a one-time election through an early retirement window for employees who were at least age 50 with 10 years of service on December 31, 2000, to retire on or before June 30, 2001, and keep benefits under our postretirement medical and life plans. The costs associated with the curtailment and special termination benefits were $32 million. Medical benefits for this closed group of retirees may be subject to deductibles, co-payment provisions, and other limitations and dollar caps on the amount of employer costs. El Paso has reserved the right to change these benefits. Employees who retire on or after June 30, 2001, will continue to receive limited postretirement life insurance benefits. Our postretirement benefit plan costs are pre-funded to the extent these costs are recoverable through rates.

     In January 2001, following the merger, we changed the measurement date for measuring our other postretirement benefit obligations from December 31 to September 30. We made this change to conform our measurement date to the date that El Paso uses to measure other postretirement benefit obligations. The new method is consistent with the manner in which El Paso gathers other postretirement information and will facilitate ease of planning and reporting in a more timely manner. We believe this method is preferable to the method previously employed. We accounted for this as a change in accounting principle, and it had no material effect on retirement benefit expense for the current or prior periods.

     The following table sets forth the change in benefit obligation, change in plan assets, reconciliation of funded status, and components of net periodic benefit cost for other postretirement benefits for the twelve months ended September 30:

                                                              2002     2001
                                                              -----    -----
                                                              (IN MILLIONS)
Change in postretirement benefit obligation
  Benefit obligation at beginning of period.................  $ 51     $ 50
  Interest cost.............................................     4        4
  Participant contributions.................................     2        1
  Plan amendment............................................    --       (4)
  Curtailment and special termination benefits..............    --        7
  Actuarial loss (gain).....................................     1       (4)
  Benefits paid.............................................    (5)      (3)
                                                              ----     ----
  Postretirement benefit obligation at end of period........  $ 53     $ 51
                                                              ====     ====
Change in plan assets
  Fair value of plan assets at beginning of period..........  $ 30     $ 25
  Actual return on plan assets..............................    (1)       2
  Employer contributions....................................    10        5
  Participant contributions.................................     2        1
  Benefits paid.............................................    (5)      (3)
                                                              ----     ----
  Fair value of plan assets at end of period................  $ 36     $ 30
                                                              ====     ====
Reconciliation of funded status
  Funded status at end of period............................  $(17)    $(21)
  Fourth quarter contributions..............................     2        2
  Unrecognized net gain.....................................    (7)     (11)
                                                              ----     ----
  Accrued postretirement benefit obligation at December
     31.....................................................  $(22)    $(30)
                                                              ====     ====

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              2002   2001   2000
                                                              ----   ----   ----
                                                                (IN MILLIONS)
Postretirement benefit costs include the following
  components
  Service cost..............................................  $--    $--    $ 1
  Interest cost.............................................    3      4      4
  Expected return on assets.................................   (1)    (1)    (1)
  Amortization of transition obligation.....................   --     --      3
  Amortization of net gain..................................   --     --     (1)
  Curtailment and special termination benefits..............   --     32     --
                                                              ---    ---    ---
  Net postretirement benefit cost...........................  $ 2    $35    $ 6
                                                              ===    ===    ===

     Postretirement benefit obligations are based upon actuarial estimates as described below:

                                                              2002    2001
                                                              -----   -----
Weighted average assumptions
  Discount rate.............................................  6.75%   7.25%
  Expected return on plan assets............................  7.50%   7.50%

     Actuarial estimates for our postretirement benefits plans assumed a weighted average annual rate of increase in the per capita costs of covered health care benefits of 11.0 percent in 2002, then gradually decreasing to 5.5 percent by the year 2008. Assumed health care cost trends have a significant effect on the amounts reported for other postretirement benefit plans. The impact of a one-percentage point change in assumed health care cost trends would have been immaterial in 2002 and 2001 for our service and interest costs. In addition, the impact of a one-percentage point change in assumed health care cost trends would have been slightly greater than $1 million in 2002 and less than $2 million in 2001 for our accumulated postretirement benefit obligations.

11. TRANSACTIONS WITH MAJOR CUSTOMER

     The following table shows revenues from our major customer for each of the three years ended December 31:

                                                              2002    2001    2000
                                                              ----    ----    ----
                                                                 (IN MILLIONS)
     We Energies(1).........................................  $101    $106    $103

     --------------------
     (1) We Energies is the operating name of Wisconsin Gas Company and Wisconsin Electric Power Company.

12. SUPPLEMENTAL CASH FLOW INFORMATION

     The following table contains supplemental cash flow information for each of the three years ended December 31:

                                                              2002    2001    2000
                                                              ----    ----    ----
                                                                 (IN MILLIONS)
     Interest paid..........................................  $47     $46     $46
     Income tax payments....................................   28      24      57

13. INVESTMENTS IN UNCONSOLIDATED AFFILIATES AND RELATED PARTY TRANSACTIONS

     Investments in Unconsolidated Affiliates. Our investments in unconsolidated affiliates accounted for under the equity method of accounting as of December 31, 2002 consisted of our effective 50 percent investment in Great Lakes Gas Transmission Limited Partnership, (which consists of a direct 46 percent general partner interest in the partnership and a 4 percent indirect limited partner interest through our ownership in Great Lakes Gas Transmission Company.) At December 31, 2002 our investment in Great Lakes (including our direct and indirect interests) was $312 million and at December 31, 2001 it was $297 million. During part of 2002, 2001 and 2000 we also owned equity interests in Alliance Pipeline, Iroquois Pipeline and Deepwater Holdings. We completed the sale of Alliance in 2002 and the sales of Iroquois and Deepwater Holdings in 2001. Earnings from our unconsolidated affiliates, which also includes our investments in Alliance, Iroquois and Deepwater, for the years ended December 31, 2002, 2001 and 2000 were $63 million, $67 million and $65 million. See additional information on Great Lakes Gas Transmission Limited Partnership in the supplemental information accompanying these financial statements.

     Transactions with Affiliates. We participate in El Paso's cash management program which matches short-term cash surpluses and needs of its participating affiliates, thus minimizing total borrowing from outside sources. Our continued participation in the program may be dependent on any final rule issued by the FERC in connection with its cash management notice of proposed rulemaking discussed in Note 8. We had advanced $560 million at December 31, 2002, at a market rate of interest which was 1.5%. At December 31, 2001, we had advanced $406 million at a market rate of interest which was 2.1%. These receivables are due upon demand; however, as of December 31, 2002, we have classified this amount as non-current notes receivable from affiliates.

     In February 2003, we declared and distributed a $400 million dividend of affiliated receivables to our parent, American Natural Resources Company. In March 2003, we issued $300 million of unsecured notes, the net proceeds from which were used, in part, to pay off affiliated payables of $263 million.

     At December 31, 2002 and 2001, we had accounts receivable from related parties of $14 million and $13 million. In addition, we had accounts payable to related parties of $10 million and $48 million at December 31, 2002, and 2001. These balances arose in the ordinary course of business. We also received $2 million in deposits related to our transportation contracts with El Paso Merchant Energy L.P. which is included in our balance sheet as other current liabilities. These deposits were required as a result of the credit rating downgrades of El Paso.

     At December 31, 2002 and 2001, we had payables to an affiliate of $204 million for obligations related to a non-cancelable lease on our Detroit building. Of this amount, $8 million was classified as current at December 31, 2002. This payable resulted from the relocation of our headquarters from Detroit, Michigan to Houston, Texas.

     During the fourth quarter of 2002, we sold our equity interest in the Typhoon offshore natural gas gathering pipeline to El Paso Energy Partners, L.P., an affiliate, for approximately $50 million. There was no gain or loss on the transaction.

     We have also entered into contribution in aid to construction (CIAC) arrangements with El Paso Energy Partners, L.P. in the past, and will most likely do so in the future, as part of our normal commercial activities in the Gulf of Mexico. We often contribute capital toward the construction costs of gathering facilities owned by others which are connected to our pipeline. We have, or plan to have, agreements with El Paso Energy Partners, L.P. under which we will pay a total of approximately $17 million of capital toward the construction of gathering pipelines to the Marco Polo and Red Hawk discoveries, over the next 18 months. As of December 31, 2002, we had paid $2 million under these agreements.

     El Paso allocated a portion of its general and administrative expenses to us in 2002 and 2001. The allocation of expenses is based upon the estimated level of effort devoted to our operations and the relative size of our EBIT, gross property and payroll. For the years ended December 31, 2002 and 2001, the annual charges were $52 million and $45 million. During 2002 and 2001, Tennessee Gas Pipeline Company allocated payroll and other expenses to us associated with our shared pipeline services. The allocated expenses are based on the estimated level of staff and their expenses to provide these services. For the years ended December 31, 2002 and 2001, the annual charges were $23 million. We believe all the allocation methods are reasonable. In 2000, we performed most of our own administrative functions and provided some administrative functions for our affiliates. We continue to provide services to related parties, Eaton Rapids and Blue Lake, in 2002 and 2001. We record these services as a reduction of operating expenses and are reported as reimbursement of costs.

     We enter into transactions with various El Paso subsidiaries and unconsolidated affiliates in the ordinary course of our business to transport and store natural gas. Our affiliated revenues are primarily from transportation services. In 2001, we sold natural gas to Midland CoGeneration Venture and recognized $25 million in revenues. Great Lakes Gas Transmission Limited Partnership provides us capacity under a contract that extends to 2013. For the years ended December 2002, 2001 and 2000, we incurred transportation costs of $14 million, $16 million and $15 million under this contract. We also have natural gas storage contracts with Blue Lake Gas Storage Company and ANR Storage Company. Our contract with Blue Lake extends to 2013 and covers capacity of 46 Bcf of natural gas storage. Our contract with ANR Storage extends to 2004 and covers storage capacity of 35 Bcf. For the years ended December 2002, 2001 and 2000, we incurred storage costs related to these contracts of $37 million, $36 million and $36 million. Transportation and storage costs are recorded as operating expenses. The terms of service provided to and by our affiliates are the same as those terms as non-affiliated parties.

     The following table shows revenues and charges from our affiliates for each of the three years ended December 31:

                                                              2002   2001   2000
                                                              ----   ----   ----
                                                                (IN MILLIONS)
Revenues....................................................  $ 29   $ 55   $13
Operation and maintenance expense...........................   126    120    78
Reimbursement of operating expenses.........................     3      3    12

14. SUPPLEMENTAL SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Financial information by quarter is summarized below:

                                                    QUARTERS ENDED
                                    -----------------------------------------------
                                    DECEMBER 31   SEPTEMBER 30   JUNE 30   MARCH 31   TOTAL
                                    -----------   ------------   -------   --------   -----
                                                         (IN MILLIONS)
2002
  Operating revenues..............     $ 144          $120        $124       $156     $ 544
  Operating income................        62            36          41         82       221
  Income before extraordinary
     items........................        43            25          33         62       163
  Net income......................        43            25          33         62       163
2001
  Operating revenues..............     $ 147          $124        $149       $193     $ 613
  Merger-related costs and assets
     impairments..................       180             6         106         67       359
  Operating income (loss).........      (113)           44         (65)        21      (113)
  Income (loss) before
     extraordinary items..........       (54)           31         (34)        21       (36)
  Extraordinary items, net of
     income taxes.................        --            (1)          2         (3)       (2)
  Net income (loss)...............       (54)           30         (32)        18       (38)

                                  SCHEDULE II

                              ANR PIPELINE COMPANY
                       VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                 (IN MILLIONS)

                                           BALANCE AT    CHARGED TO   CHARGED TO                  BALANCE
                                           BEGINNING     COSTS AND      OTHER                     AT END
               DESCRIPTION                 OF PERIOD      EXPENSES     ACCOUNTS     DEDUCTIONS   OF PERIOD
               -----------                 ----------    ----------   ----------    ----------   ---------
2002
  Allowance for doubtful accounts........     $ 3           $--          $--           $(1)         $ 2
  Legal reserves.........................      --            --            2            --            2
  Environmental reserves.................      16            13           (1)           (2)          26
2001
  Allowance for doubtful accounts........     $ 2           $ 1          $--           $--          $ 3
  Legal reserves.........................      --            --           --            --           --
  Environmental reserves.................       9             8           --            (1)          16
2000
  Allowance for doubtful accounts........     $ 8           $(5)         $--           $(1)         $ 2
  Legal reserves.........................       3            (2)          --            (1)          --
  Environmental reserves.................       7             2           --            --            9

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of ANR Pipeline Company:

In our opinion, based on our audits and the report of other auditors, the accompanying combined balance sheets and the related combined statements of income, stockholder's equity, and cash flows present fairly, in all material respects, the combined financial position of ANR Pipeline Company and its subsidiaries (the "Company") at December 31, 2002 and 2001, and the combined results of their operations and their cash flows for each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the combined financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We did not audit the consolidated financial statements of Great Lakes Gas Transmission Limited Partnership (the "Partnership") as of December 31, 2002 and 2001 and for each of the two years in the period ended December 31, 2002. The Partnership is an equity investment of El Paso Great Lakes Inc. that comprised assets of $312 million and $297 million at December 31, 2002 and 2001 and income of $62 million and $55 million for the years ended December 31, 2002 and 2001, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for the Partnership, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

As discussed in Note 1, in March 2003, American Natural Resources Company contributed the common stock of El Paso Great Lakes, Inc. to the Company in a transaction accounted for in a manner similar to a pooling of interests. These combined financial statements give retroactive effect to include the financial position, results of operations and cash flows of El Paso Great Lakes, Inc. and are hereafter the historical financial statements of the Company.

As discussed in Note 10, during 2001, the Company changed the measurement date used to account for postretirement benefits other than pensions from December 31, to September 30.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
May 19, 2003

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholder
ANR Pipeline Company

We have audited the combined statements of income, stockholders' equity and cash flows of ANR Pipeline Company (an indirect, wholly owned subsidiary of El Paso CGP Company, formerly The Coastal Corporation) and subsidiaries (the "Company") for the year ended December 31, 2000. Our audit also includes the ANR Pipeline Company Schedule of valuation and qualifying accounts for the year ended December 31, 2000. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We did not audit the financial statements of Great Lakes Gas Transmission Limited Partnership (Great Lakes), the Company's investment in which is accounted for by use of the equity method. The Company's equity of $44 million in Great Lake's net income for the year ended December 31, 2000 is included in the accompanying financial statements. The financial statements of Great Lakes were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for such company, is based solely on the report of such other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, such combined financial statements present fairly, in all material respects, ANR Pipeline Company's results of operations and cash flows for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Houston, Texas
March 19, 2001 (May 20, 2003 as to the
  effects of the Acquisition of
  El Paso Great Lakes, Inc., described in Note 1)

                          INDEPENDENT AUDITORS' REPORT

The Partners and Management Committee
Great Lakes Gas Transmission Limited Partnership:

     We have audited the accompanying consolidated balance sheets of Great Lakes Gas Transmission Limited Partnership and subsidiary (Partnership) as of December 31, 2002 and 2001, and the related consolidated statements of income and partners' capital, and cash flows for each of the years in the three year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Great Lakes Gas Transmission Limited Partnership and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Detroit, Michigan
January 8, 2003

                GREAT LAKES GAS TRANSMISSION LIMITED PARTNERSHIP

            CONSOLIDATED STATEMENTS OF INCOME AND PARTNERS' CAPITAL

                                                                YEARS ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              2002        2001        2000
                                                            ---------   ---------   ---------
                                                                 (THOUSANDS OF DOLLARS)
Transportation Revenues...................................  $ 277,515   $ 276,872   $ 282,636
Operating Expenses
  Operation and Maintenance...............................     37,075      32,662      39,807
  Depreciation............................................     56,916      56,640      60,705
  Income Taxes Payable by Partners........................     45,400      39,950      39,518
  Property and Other Taxes................................     14,393      28,828      29,322
                                                            ---------   ---------   ---------
                                                              153,784     158,080     169,352
                                                            ---------   ---------   ---------
Operating Income..........................................    123,731     118,792     113,284
Other Income (Expense)
  Interest on Long Term Debt..............................    (44,539)    (47,960)    (47,474)
  Allowance for Funds Used During Construction............        500         464         769
  Other, Net..............................................      3,350       2,511       5,935
                                                            ---------   ---------   ---------
                                                              (40,689)    (44,985)    (40,770)
                                                            ---------   ---------   ---------
Net Income................................................  $  83,042   $  73,807   $  72,514
                                                            =========   =========   =========
Partners' Capital
  Balance at Beginning of Year............................  $ 443,640   $ 449,237   $ 604,838
  Contributions by General Partners.......................     25,432      21,226      19,290
  Net Income..............................................     83,042      73,807      72,514
  Current Income Taxes Payable by Partners Charged to
     Earnings.............................................     27,801      23,378      24,548
  Distributions to Partners...............................   (134,403)   (124,008)   (271,953)
                                                            ---------   ---------   ---------
  Balance at End of Year..................................  $ 445,512   $ 443,640   $ 449,237
                                                            =========   =========   =========

        The accompanying notes are an integral part of these statements.

                GREAT LAKES GAS TRANSMISSION LIMITED PARTNERSHIP

                          CONSOLIDATED BALANCE SHEETS

                                                                AS OF DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                              (THOUSANDS OF DOLLARS)
ASSETS
Current Assets
  Cash and Temporary Cash Investments.......................  $   30,752   $   40,320
  Receivable from Limited Partner...........................          --        1,922
  Accounts Receivable.......................................      35,395       29,145
  Materials and Supplies, at Average Cost...................       9,906       10,035
  Regulatory Assets.........................................         515          566
  Prepayments and Other.....................................       4,431        4,403
                                                              ----------   ----------
                                                                  80,999       86,391
                                                              ----------   ----------
Gas Utility Plant
  Property, Plant and Equipment.............................   1,993,249    1,965,442
  Less Accumulated Depreciation.............................     822,763      772,832
                                                              ----------   ----------
                                                               1,170,486    1,192,610
                                                              ----------   ----------
                                                              $1,251,485   $1,279,001
                                                              ==========   ==========

LIABILITIES & PARTNERS' CAPITAL
Current Liabilities
  Current Maturities of Long Term Debt......................  $   24,000   $   36,500
  Accounts Payable..........................................      16,492       14,344
  Payable to Limited Partner................................         562           --
  Property and Other Taxes..................................      26,764       27,895
  Accrued Interest and Other................................      12,757       13,421
                                                              ----------   ----------
                                                                  80,575       92,160
                                                              ----------   ----------
Long Term Debt..............................................     497,500      532,250
Other Liabilities
  Amounts Equivalent to Deferred Income Taxes...............     224,298      206,057
  Regulatory Liabilities....................................       2,454        3,870
  Other.....................................................       1,146        1,024
                                                              ----------   ----------
                                                                 227,898      210,951
                                                              ----------   ----------
Partners' Capital...........................................     445,512      443,640
                                                              ----------   ----------
                                                              $1,251,485   $1,279,001
                                                              ==========   ==========

        The accompanying notes are an integral part of these statements.

                GREAT LAKES GAS TRANSMISSION LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                2002        2001        2000
                                                              ---------   ---------   --------
                                                                   (THOUSANDS OF DOLLARS)
Cash Flow Increase (Decrease) from:
Operating Activities
  Net Income................................................  $  83,042   $  73,807   $ 72,514
  Adjustments to Reconcile Net Income to Operating Cash
     Flows:
     Depreciation...........................................     56,916      56,640     60,705
     Amounts Equivalent to Deferred Income Taxes............     18,241      12,918     15,411
     Regulatory Assets......................................         51       6,950      1,209
     Regulatory Liabilities.................................     (1,416)     (1,417)    (1,452)
     Allowance for Funds Used During Construction...........       (500)       (464)      (769)
     Changes in Current Assets and Liabilities:
       Accounts Receivable..................................     (6,250)      6,166     (1,289)
       Accounts Payable.....................................      2,148      (5,667)    (1,205)
       Property and Other Taxes.............................     (1,131)     (1,445)    (1,689)
       Other................................................      2,043      (9,630)       (52)
                                                              ---------   ---------   --------
                                                                153,144     137,858    143,383
Investment in Utility Plant.................................    (34,292)    (31,574)   (33,372)
Financing Activities
  Issuance of Long Term Debt................................         --          --    100,000
  Repayment of Long Term Debt...............................    (47,250)    (26,500)   (17,800)
  Contributions by Partners.................................     25,432      21,226     19,290
  Current Income Taxes Payable by Partners Charged to
     Earnings...............................................     27,801      23,378     24,548
  Distributions to Partners.................................   (134,403)   (124,008)  (271,953)
                                                              ---------   ---------   --------
                                                               (128,420)   (105,904)  (145,915)
                                                              ---------   ---------   --------
Change in Cash and Cash Equivalents.........................     (9,568)        380    (35,904)
Cash and Cash Equivalents:
  Beginning of Year.........................................     40,320      39,940     75,844
                                                              ---------   ---------   --------
  End of Year...............................................  $  30,752   $  40,320   $ 39,940
                                                              =========   =========   ========
Supplemental Disclosure of Cash Flow Information
  Cash Paid During the Year for Interest
     (Net of Amounts Capitalized of $214, $206 and $249,
       Respectively)........................................  $  45,004   $  48,197   $ 44,199
                                                              =========   =========   ========

        The accompanying notes are an integral part of these statements.

                GREAT LAKES GAS TRANSMISSION LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND MANAGEMENT

     Great Lakes Gas Transmission Limited Partnership (Partnership) is a Delaware limited partnership which owns and operates an interstate natural gas pipeline system. The Partnership transports natural gas for delivery to customers in the midwestern and northeastern United States and eastern Canada. Partnership ownership percentages are recalculated each year to reflect distributions and contributions. The partners, their parent companies, and partnership ownership percentages are as follows:

                                                               OWNERSHIP %
                                                              -------------
PARTNER (PARENT COMPANY)                                      2002    2001
------------------------                                      -----   -----
General Partners:
  El Paso Great Lakes, Inc. (El Paso Corporation)...........  45.74   45.40
  TransCanada GL, Inc. (TransCanada PipeLines Ltd.).........  45.74   45.40
Limited Partner:
  Great Lakes Gas Transmission Company (TransCanada
     PipeLines Ltd. and El Paso Corporation)................   8.52    9.20

     The El Paso Corporation (El Paso) interests were formerly owned by The Coastal Corporation (Coastal), which merged into a subsidiary of El Paso on January 29, 2001.

     The day-to-day operation of Partnership activities is the responsibility of Great Lakes Gas Transmissions Company (Company), which is reimbursed for its employee salaries, benefits and other expenses, pursuant to the Partnership's Operating Agreement with the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation and Basis of Presentation

     The consolidated financial statements include the accounts of the Partnership and GLGT Aviation Company, a wholly owned subsidiary. GLGT Aviation Company owns a transport aircraft used principally for pipeline operations. Intercompany amounts have been eliminated.

     For purposes of reporting cash flows, the Partnership considers all liquid investments with original maturities of three months or less to be cash equivalents.

     The Partnership recognizes revenues from natural gas transportation in the period the service is provided.

     Management of the Partnership has made estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

  Regulation

     The Partnership is subject to the rules, regulations and accounting procedures of the Federal Energy Regulatory Commission (FERC). The Partnership's accounting policies reflect the effects of the ratemaking process in accordance with Statement of Financial Accounting Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets and liabilities have been established and represent probable future revenue or expense which will be recovered from or refunded to customers. The regulatory assets and liabilities are primarily related to prior changes in federal income tax rates.

  Accounts Receivable

     Accounts Receivable are reported net of an allowance for doubtful accounts of $2,095,000 and $1,200,000 for 2002 and 2001, respectively. Late fees are recognized as income when earned.

  Gas Utility Plant and Depreciation

     Gas utility plant is stated at cost and includes certain administrative and general expenses, plus an allowance for funds used during construction. The cost of plant retired is charged to accumulated depreciation. Depreciation of gas utility plant is computed using the straight-line method. The Partnership's principal operating assets are depreciated at an annual rate of 2.75% for both 2002 and 2001 and 3.00% for 2000.

     The allowance for funds used during construction represents the debt and equity costs of capital funds applicable to utility plant under construction, calculated in accordance with a uniform formula prescribed by the FERC. The rate used for both 2002 and 2001 was 10.36% and for 2000 was 10.95%.

  Income Taxes

     The Partnership's tariff includes an allowance for income taxes which the FERC requires the Partnership to record as if it were a corporation. The provisions for current and deferred income tax expense are recorded without regard to whether each partner can utilize its share of the Partnership's tax deductions. Income taxes are deducted in the Consolidated Statements of Income and the current portion of income taxes is returned to partners' capital. Recorded current income taxes are distributed to partners based on their ownership percentages.

     Amounts equivalent to deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases at currently enacted income tax rates.

3. AFFILIATED COMPANY TRANSACTIONS

     Affiliated company amounts included in the Partnership's consolidated financial statements, not otherwise disclosed, are as follows:

                                                         2002       2001       2000
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
Accounts receivable..................................  $ 15,999   $ 15,936   $ 17,447
Transportation revenues:
  TransCanada PipeLines Ltd. and affiliates..........   163,442    176,818    185,912
  El Paso Corporation and affiliates.................    24,875     25,716         --
  The Coastal Corporation affiliates.................        --         --     28,981
Interest income......................................        --         --      3,664

     The majority of affiliated transportation revenues are provided under fixed price contracts with remaining terms ranging from 2 months to 10 years.

     The Partnership reimburses the Company for salaries, benefits and other incurred expenses. Benefits include pension, thrift plan, and other post-retirement benefits. Operating expenses charged by the Company in 2002, 2001 and 2000 were $17,888,000, $13,671,000 and $21,147,000, respectively.

     The Company accounts for pension benefits on an accrual basis. Effective with the merger of The Coastal Corporation and El Paso Corporation in 2001, the former pension plan was merged into the El Paso cash balance pension plan. The annual net pension credit was $5,400,000, $8,500,000 and $5,000,000 in 2002,
2001 and 2000, respectively.

     The Company makes contributions for eligible employees of the Company to a voluntary defined contribution plan sponsored by one of the parent companies. The Company's contributions, which are based on matching employee contributions, amounted to $770,000, $832,000 and $980,000 in 2002, 2001 and 2000, respectively.

     The Company accounts for other post-retirement benefits on an accrual basis. The annual expense was $236,000, $215,000 and $556,000 for 2002, 2001 and
2000, respectively. In addition, curtailment costs of approximately $695,000 were recorded in 2001 related to the conversion to the El Paso Corporation benefit plans, which changed future benefits for eligible employees.

4. REGULATORY MATTERS

     On October 26, 2000, the FERC issued an order approving the Partnership's filing of a Joint Stipulation and Agreement Regarding Rates which was subsequently reaffirmed on February 8, 2001, by its order denying rehearing. The settlement continues the Partnership's existing rates until October 31, 2005, and provides a decrease in the Partnership's depreciation rate from 3.00% to 2.75% for transmission plant effective January 1, 2001.

5. DEBT

     Senior Notes, unsecured, interest due semiannually, principal due as follows:

                                                                2002       2001
                                                              --------   --------
                                                                (IN THOUSANDS)
  9.81% series, due 2002....................................  $     --   $ 12,750
  9.35% series, due 2002 to 2005............................    31,500     56,000
  8.74% series, due 2002 to 2011............................    90,000    100,000
  9.09% series, due 2012 to 2021............................   100,000    100,000
  6.73% series, due 2009 to 2018............................    90,000     90,000
  6.95% series, due 2019 to 2028............................   110,000    110,000
  8.08% series, due 2021 to 2030............................   100,000    100,000
                                                              --------   --------
                                                               521,500    568,750
Less current maturities.....................................    24,000     36,500
                                                              --------   --------
Total long term debt less current maturities................  $497,500   $532,250
                                                              ========   ========

     The aggregate estimated fair value of long term debt was $628,000,000 and $607,000,000 for 2002 and 2001, respectively. The fair value is determined using discounted cash flows based on the Partnership's estimated current interest rates for similar debt.

     The aggregate annual required repayments of Senior Notes for each of the five years 2003 through 2007 are $24,000,000, $24,000,000, $13,500,000,
$10,000,000 and $10,000,000, respectively.

     Under the most restrictive covenants in the Senior Note Agreements, approximately $281,000,000 of partners' capital is restricted as to distributions as of December 31, 2002.

6. INCOME TAXES PAYABLE BY PARTNERS

     Income tax expense for the years ended December 31, 2002, 2001 and 2000 consists of:

                                                           2002      2001      2000
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Current
  Federal...............................................  $26,612   $22,366   $23,496
  State.................................................    1,189     1,012     1,052
                                                          -------   -------   -------
                                                           27,801    23,378    24,548
                                                          -------   -------   -------
Deferred
  Federal...............................................   16,808    15,835    14,306
  State.................................................      791       737       664
                                                          -------   -------   -------
                                                           17,599    16,572    14,970
                                                          -------   -------   -------
                                                          $45,400   $39,950   $39,518
                                                          =======   =======   =======

     Income tax expense differs from the statutory rate of 35% due to the amortization of excess deferred taxes along with the effects of state and local taxes. The Partnership is required to amortize excess deferred taxes which had previously been accumulated at tax rates in excess of current statutory rates. Such amortization reduced income tax expense by $900,000 for 2002, 2001 and 2000. As of December 31, 2002, the remaining unamortized balance is $1,475,000.

     Amounts equivalent to deferred income taxes are principally comprised of temporary differences associated with excess tax depreciation on utility plant. As of December 31, 2002 and 2001, no valuation allowance is required. The deferred tax assets and deferred tax liabilities as of December 31, 2002 and 2001 are as follows:

                                                                2002        2001
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
Deferred tax assets.........................................  $   5,110   $   4,868
Deferred tax liabilities -- utility plant...................   (214,526)   (197,927)
Deferred tax liabilities -- other...........................    (14,882)    (12,998)
                                                              ---------   ---------
Net deferred tax liability..................................  $(224,298)  $(206,057)
                                                              =========   =========

7. USE TAX REFUNDS

     In the first quarter of 2002, Great Lakes received a favorable decision from the Minnesota Supreme Court on use tax litigation and has collected refunds and related interest on litigated claims and pending claims for 1994 to 2001. The total amount received was $13.7 million. The refunds are reflected in Property and Other Taxes ($10.9 million) and the interest included in Other, Net ($2.8 million).

ITEM 7.  (b) PRO FORMA FINANCIAL STATEMENTS

     The pro forma financial information requirements of Item 7(b) have been met through the inclusion of the audited combined financial statements provided in
Item 7(a) above.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, ANR Pipeline Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on the 19th day of May 2003.

                                          ANR PIPELINE COMPANY

                                          By       /s/ GREG G. GRUBER
                                            ------------------------------------
                                                       Greg G. Gruber
                                                Senior Vice President, Chief
                                              Financial Officer and Treasurer
                                            (Principal Financial and Accounting
                                                          Officer)

                                        34